Board of Directors Reaffirms Hartman on Pace to Complete Merger in 2019

The Board of Directors for three Hartman programs reaffirmed that the merger, announced in July 2017, is progressing through the clearance process of the Securities and Exchange Commission (SEC). Hartman Income REIT, Inc. (HI-REIT) and Hartman Short Term Income Properties XIX, Inc. (Hartman XIX) will be merged into Hartman Short Term Income Properties XX, Inc. (Hartman XX). This transition will create a combined entity with an estimated market cap of approximately $750 million as of December 31, 2018.
“Upon completion of the mergers, we can move forward with plans to provide a successful, full-cycle liquidity event for our shareholders,” said Al Hartman, Chairman of the Board and CEO.
After the SEC clears the S-4, Hartman will prepare proxies and hold special shareholder meetings for each company involved in the merger. It is the intention of the combined Board of Directors (“Board”) to reopen the redemption program shortly after the merger is completed. Upon the exchange of HI-REIT shares and Hartman XIX shares for Hartman XX shares, former HI-REIT and XIX shareholders will be eligible to participate in the redemption program and receive limited liquidity for their shares. The terms of the redemption program have not been finally determined by the Board. If shareholders do not approve the mergers, the Board will need to consider other means to providing liquidity to shareholders.
The share redemption program is currently suspended, pending the mergers. Subject to the Board’s discretion, if the share redemption program is reopened under the same or similar terms as previously constituted, shares will generally be redeemed under the share redemption program at a price equal to or at a discount from the lesser of:

(1)	the average gross price per share the original purchaser or purchasers of the shares being redeemed paid to us, which we refer to as the “issue price;” and

(2)	the current offering price per share for the shares being redeemed.
However, our share redemption program will likely contain certain restrictions and limitations, including those relating to the number of shares of our common stock that we can redeem at any given time and limiting the redemption price. Specifically, the plan will likely limit the number of shares to be redeemed during any calendar year to no more than:

(1)	5.0% of the weighted average of the shares of our common stock outstanding during the prior calendar year and

(2)
those that could be funded from the net proceeds from the sale of shares under our distribution reinvestment plan in the prior calendar year plus, if we had positive operating cash flow from the previous fiscal year, 1.0% of all operating cash flow from the previous fiscal year.

In addition, our Board reserves the right to reject any redemption request for any reason or no reason, or to amend, suspend or terminate the share redemption program at any time. Therefore, you may not have the opportunity to make a redemption request prior to a termination of the share redemption program and you may not be able to sell any of your shares of common stock back to us pursuant to our share redemption program. Moreover, if you do sell your shares of common stock back to us pursuant to the share redemption program, you may not receive the same price you paid for any shares of our common stock being redeemed. If the shareholders do not approve the mergers, the board will need to consider other means to provide liquidity to shareholders.
We have previously advised that it was our intention to do an IPO shortly after the mergers. At the Board of Directors meetings in late-April, the directors discussed the feedback from their investment banking affiliates that the IPO market has softened, and as a result, executing an IPO shortly after the mergers are complete is not likely to be in the best interest of the shareholders. Therefore, the directors decided to postpone actively pursuing an IPO for this year and will consider additional opportunities to provide liquidity until the publicly-traded REIT market shows improvement.
“We are continuing to position our portfolio for the right time to access the public market. It is our intent to ensure that all shareholders realize the potential of our value-oriented investment strategy,” commented Al Hartman.

About Hartman
Hartman has extensive experience acquiring, owning, managing and leasing commercial office, retail, light industrial and warehouse properties located in Texas. Since 1983, Hartman and its affiliated entities (including founder, Allen R. Hartman) have sponsored 23 programs and acquired interests in more than 90 real assets totaling approximately $750 million as of December 31, 2018.
**“Hartman” refers to Allen R. Hartman and affiliates and subsidiaries.

This material contains forward-looking statements regarding the business and financial outlook of Hartman vREIT XXI and its advisors that are based on management’s current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ from the statements contained in this material. Forward-looking statements speak only as of the date on which such statements were made and we undertake no obligation to update any such statements that may become untrue as a result of subsequent events.
THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN OR DESCRIBED ELSEWHERE. AN OFFERING IS MADE ONLY BY PROSPECTUS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR PURSUANT TO A VALID EXEMPTION. A COPY OF THE CURRENT PROSPECTUS OR OFFERING DOCUMENT MUST BE MADE AVAILABLE TO YOU IN CONNECTION WITH ANY OFFERING AND SHOULD BE READ IN ORDER TO MORE FULLY UNDERSTAND THE IMPLICATIONS AND RISKS OF THE OFFERING TO WHICH IT RELATES. NON-TRADED REIT INVESTMENTS ARE NOT SUITABLE FOR ALL INVESTORS. INFORMATION ABOUT INVESTING IN A SPECIFIC NON-TRADED REIT MUST BE ACCOMPANIED BY A PROSPECTUS, WHICH SHOULD BE READ PRIOR TO INVESTING.
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All information contained in this material is qualified in its entirety by the terms of a current prospectus. Investors should consider a program’s investment objectives, risks, charges and expenses before investing. The achievement of any goals is not guaranteed. For more complete information about investing in any program, including risks, charges and expenses, refer to the program’s prospectus. Securities offered through D.H. Hill Securities, LLLP, Member FINRA/SIPC, 1543 Green Oak Place, Suite 100, Kingwood, TX 77339 (800) 880-2212.